Exhibit 6.3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

COLLABORATIVE RESEARCH AGREEMENT

This Collaborative Research Agreement (“Agreement”), effective as of Effective Date as defined in the License Agreement referenced in Recital C (the “Effective Date”) is made by and between The University of Texas M. D. Anderson Cancer Center, (“MD Anderson”), a member institution of The University of Texas System (“System”), with a place of business at 1515 Holcombe Blvd., Houston, Texas, 77030, and 20/20 GeneSystems Inc., a corporation with a place of business at 15810 Gaither Drive, Suite 235, Gaithersburg, MD 20877 (“Sponsor”). MD Anderson and Sponsor hereinafter may be referred to each as a “Party” and collectively as the “Parties.”

RECITALS

A.	Sponsor has developed, together with various third-party research collaborators, a multi-cancer early detection (“MCED”) blood test which it currently commercializes under the trademark “OneTest.”

B.	MD Anderson and Sponsor (collectively “the Parties”) are interested in pursuing [***] that are Licensed Subject Matter as defined by the License Agreement (Recital C).

C.	As part of and contemporaneous with (i) that certain Option Agreement, entered by the parties on March 22, 2024 (the “Option Agreement”) (ii) including that Patent and Technology License Agreement contemplated between The Board of Regents of The University of Texas System, on behalf of MD Anderson, and Sponsor, (the “License Agreement”), and (iii) an investment from a Korean based private equity firm known as Cornerstone, MD Anderson agrees to conduct and Sponsor desires to collaborate with MD Anderson and is willing to sponsor MD Anderson’s research study/ies or workscopes (each, a “Study”), as described in the scope of work found under Exhibit A, attached hereto which may be updated or amended from time-to-time by the mutual agreement of the Parties.

D.	Sponsor and MD Anderson are entering into this Agreement to set forth the rights and obligations of the Parties with respect to the Study.

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, MD Anderson and Sponsor agree as follows:

1. TERM

This Agreement shall be effective as of the Effective Date, and shall continue in effect for a period of [***] ([***]) years following the Effective Date (“Term”) unless such Term is extended by mutual written agreement of the Parties, or the Agreement is earlier terminated in accordance with Section 11 of this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

2. STUDY CONDUCT, MATERIALTRANSFER, AND TECHNOLOGY TRANSFER

2.1 MD Anderson will use its own facilities and its best efforts to conduct the Study under the direction of [***], (the “Principal Investigator”) in accordance with Exhibit A and applicable laws and regulations. In the event of any conflict between Exhibit A and this Agreement, this Agreement shall control. MD Anderson shall provide all necessary personnel, equipment, supplies, facilities and resources to perform MD Anderson’s obligations in the Study according to the Collaborative Research Plan attached hereto as Exhibit A, its obligations therein undertaken according to a timeframe and schedule mutually agreed to by the Parties, and shall be fully responsible for the activities of any MD Anderson personnel to whom Study activities are delegated (collectively, “MD Anderson Study Participants”). Sponsor shall provide all necessary personnel, equipment, supplies, facilities and resources to perform Sponsor’s obligations in the Study according to Exhibit A, and shall be fully responsible for the activities of any employee, contractor or agent of Sponsor who participates in the Study (collectively, “Sponsor Study Participants”, and collectively with MD Anderson Study Participants, “Project Participants”).

2.2 Project Participants. Each Party will ensure that before commencing any work on the Study, all Project Participants are covered by written obligation or written policies that include (a) obligations of confidentiality and non-use with respect to Confidential Information that are consistent with the terms of this Agreement; and (b) a requirement to assign to such Party any and all rights that such Project Participants might otherwise have in the results of their work without any obligation of the other Party to pay any royalties or other consideration to such Project Participants.

2.3 Sponsor understands and acknowledges that MD Anderson’s primary mission is the development and dissemination of scientific knowledge, and that MD Anderson makes no representations, warranties, or guarantees with respect to any specific results of the Study.

2.4 Sponsor understands and acknowledges that MD Anderson may be involved in similar research through other researchers on behalf of itself and others. Except as expressly set forth herein, nothing in this Agreement will limit or prohibit MD Anderson or any of its personnel, including the Principal Investigator, from conducting any research or from performing research for or with any entity or person, including any other outside sponsors. Sponsor acknowledges that this provision is intended to preserve the academic freedom and integrity of MD Anderson and its faculty and to ensure that MD Anderson and its faculty are not regarded as captive researchers for Sponsor.

2.5 Material Transfer. Under the scope of work described in Exhibit A, MD Anderson will provide to Sponsor certain materials, information, and/or data for the conduct of the Study as may be further described in Exhibit A (the “MD Anderson Materials”), and Sponsor will provide to MD Anderson certain materials, information and/or data for the conduct of the Study as may be further described in Exhibit A (the “Sponsor Study Materials”). The Parties agree that all research conducted in connection with the Study will be conducted in compliance with all laws, governmental regulations including without limitation current U.S. National Institutes of Health guidelines, the Health Information Portability and Accountability Act (HIPAA) of 1996 and any applicable regulations or guidelines pertaining to research with human specimens and human clinical and patient data.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

Sponsor will use the MD Anderson Materials solely for the Study and shall not sell, distribute, transfer or otherwise provide any MD Anderson Materials to any third party without MD Anderson’s prior written consent, other than its Sponsor Study Participants who require access to the MD Anderson Materials to carry out the Study, who are under Sponsor’s supervision, and who are informed of the proprietary nature of the MD Anderson Materials. Sponsor will take reasonable precautions at least as stringent as those observed to protect its own proprietary material of a similar nature to ensure that all confidentiality and non-use obligations under this Agreement are observed. MD Anderson will supply to Sponsor, [***], such quantities of the MD Anderson Materials as are specified in Exhibit A. Sponsor will be responsible for the actions or inactions, as the case may be, of Sponsor Study Participants who require access to the MD Anderson Materials to carry out the Study. Sponsor acknowledges and agrees that the MD Anderson Materials are and will at all times remain the exclusive property of MD Anderson. Sponsor acknowledges and agrees that the MD Anderson Materials may be hazardous in nature. Sponsor will use, store, and handle all MD Anderson Materials in accordance with any instruction provided by MD Anderson and with all applicable laws relating thereto.

MD Anderson will use the Sponsor Materials solely for the Study and shall not sell, distribute, transfer or otherwise provide any Sponsor Materials to any third party, or use them for the benefit of any third party, without Sponsor’s prior written consent, other than its MD Anderson Study Participants who require access to the Sponsor Materials to carry out the Study, who are under Principal Investigator’s supervision, and who are informed of the proprietary nature of the Sponsor Materials. MD Anderson will not reverse engineer or modify the Sponsor Materials, except as required to conduct the Study. MD Anderson will take reasonable precautions at least as stringent as those observed to protect its own proprietary material of a similar nature to ensure that all confidentiality and non-use obligations under this Agreement are observed. Sponsor will supply to MD Anderson, free of charge, such quantities of the Sponsor Materials as are specified in Exhibit A. MD Anderson will be responsible for the actions or inactions, as the case may be, of the Principal Investigator and other MD Anderson Study Participants who require access to the Sponsor Materials to carry out the Study. MD Anderson acknowledges and agrees that the Sponsor Materials are and will at all times remain the exclusive property of Sponsor. MD Anderson acknowledges and agrees that the Sponsor Materials may be hazardous in nature. MD Anderson will use, store, and handle all Sponsor Materials in accordance with any instruction provided by Sponsor and with all applicable laws relating thereto.

3. STUDY FINANCIAL PAYMENTS

3.1 MD Anderson shall be responsible for its research expenses incurred in the conduct of the Study. In support for the expenditures and reasonable overhead of MD Anderson in conducting the Study in accordance with the Collaborative Research Plan attached hereto as Exhibit A, Sponsor agrees to pay MD Anderson the following in the amount and on the schedule (each, a “Payment Event”) as set forth below and in the Collaborative Research Plan Budget described in Exhibit B attached hereto (up to a maximum aggregate amount of $[***]). MD Anderson shall use the funding from Sponsor solely for the Study and not for any other purpose:

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

Payment Event	Payment Amount (US$)
No. 1: Within [***] ([***]) days of the Effective Date of this Agreement	[***] Dollars ($[***])
No. 2: Within [***] ([***]) business days of full execution of the License Agreement by both Parties of the Option Agreement	[***] Dollars ($[***])
No. 3: Within [***] ([***]) months of payment of Payment Event No. 2	[***] Dollars ($[***])
No. 4: Within [***] ([***]) months of payment of Payment Event No. 2	[***] Dollars ($[***])
No. 5: Within [***] ([***]) months of payment of Payment Event No. 2	[***] Dollars ($[***])

The foregoing notwithstanding, and for the avoidance of doubt, if as contemplated in the Option Agreement Sponsor fails to raise a total of at least $[***] within [***] ([***]) months of the effective date of the Option Agreement, it shall have no obligation to pay MD Anderson the $[***] that would otherwise be due for Payment Event No. 2 or the $[***] that would otherwise be due for Payment Event No. 3 and MD Anderson may terminate the Agreement pursuant to Section 10.2, and furthermore, if Sponsor fails to raise at least $[***] within [***] ([***]) months of the Effective Date, it shall have no obligation to pay MD Anderson the $[***] that would otherwise be due for Payment Events Nos. 4 and 5. Furthermore, in the event of a material breach by MD Anderson that is not cured within [***] days, Sponsor shall have no obligation to make further payments thereafter. In the event of any conflict between Exhibit B and this Agreement, this Agreement shall control.

3.2 Upon receipt by MD Anderson of payment of the Payment Amount set forth for Payment Event No.1, MD Anderson will solely conduct activities under Aim 5 of the Collaborative Research Plan described in Exhibit A. Following execution of the License Agreement and upon receipt by MD Anderson of payment of the Payment Amount set forth for Payment Event No. 2, MD Anderson will expand its undertakings in the conduct of the Study as described in the Collaborative Research Plan included in Exhibit A according to a timeframe and schedule mutually agreed to by the Parties.

4. DATA

4.1  Subject to Section 7.3 below, the Parties shall [***] generated in the conduct of the Study (“Data”). Except as expressly provided for pursuant to the License Agreement, neither Party shall, directly or indirectly, commercialize, exploit, encumber, transfer or license, assign or dispose of, to third party, any right, title or interest to Data without the prior written consent of the other Party. MD Anderson shall always have the right to use Data for its internal research and academic purposes, as well as publication purposes in accordance with Section 5.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

4.2 Each Party shall provide the other Party with its Data (both in raw and aggregate form) in a Study report pursuant to a timetable mutually agreed to by the Parties. All Data shall be de-identified, and where indicated by the workscope certain Data will be coded with a Study ID number. Sponsor shall have the right to use Data [***] subject to Section 4.1 above, provided that Sponsor shall maintain such Data in confidence until the earlier of: (a) publication or public disclosure of such Data by MD Anderson and/or Principal Investigator; or (b) [***] ([***]) months following receipt of the Study report upon completion of the Study. In addition to other rights of Sponsor, Sponsor shall have the right to use the raw Data (x) in its own internal research, (y) to collaborate with academic researchers outside of MD Anderson and Sponsor’s organization, and (z) [***].

4.3 The Parties shall use Data solely for the purposes of the Collaboration and hold Data in confidence subject to each Party’s right to publish in accordance with Section 5 below, the License Agreement, and MD Anderson’s right to use Data for internal research and academic purposes. Data and relevant materials will be stored on a shared cloud data storage system; electronic lab book software and/or other electronic communications and data storage systems/platforms will be mutually agreed upon by the Parties. The Parties will maintain regular communications regarding Data resulting from research activities under the Collaboration and to evaluate the work performed in relation to the goals of this Agreement and the applicable Collaborative Research Plan.

5. PUBLICATION AND PUBLICITY

5.1 MD Anderson and Principal Investigator shall have the right to publish or present Data in scientific journals and/or at scientific meetings at MD Anderson’s and/or the Principal Investigator’s sole discretion, and to submit Data to a public data registry. MD Anderson and Principal Investigator shall provide Sponsor with a copy of a proposed publication or presentation for review and comment [***] ([***]) days prior to submission to any publishing source or at least ([***]) days prior to presentation at a scientific meeting or conference. MD Anderson and Principal Investigator shall consider in good faith Sponsor’s comments and suggestions on manuscripts to be published and materials to be used for presentation, provided however, MD Anderson and Principal Investigator shall have the final authority to determine the scope and content of any presentation and/or publication of Data provided that MD Anderson and Principal Investigator comply with any request from Sponsor to (i) delete Sponsor’s Confidential Information in any such manuscript or material, and (ii) delay any submission for publication or presentation for a period of up to an additional [***] ([***]) days for the purpose of preparing and filing appropriate patent applications. Notwithstanding the foregoing, nothing in this Agreement shall require MD Anderson to refrain from publishing any information if doing so would (a) cause MD Anderson to violate any export control laws or laws that provide tax-exempt status for any bonds issued by MD Anderson or The University of Texas System, or (b) result in the inapplicability to MD Anderson or The University of Texas System of the fundamental research exclusion or exemption from U.S. export control laws for such information.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

5.2 Except as required by law or to acknowledge the contributions of the other Party in an academic or scientific publication, no Party shall use the name, symbol, trademark, trade name or logo of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written consent of the other Party in each instance. Unless otherwise agreed to by MD Anderson in writing, Sponsor will not state or imply that MD Anderson endorses any of Sponsor’s products or services, nor use MD Anderson’s logo (or variation or adaptation thereof) under any circumstances. All materials using the name, trademarks, service marks, or symbols of MD Anderson or The University of Texas for any purpose, including, but not limited to, the use in advertising, marketing, and sales promotion materials or any other materials or mediums (such as the internet, domain names, or URL addresses), must be submitted to MD Anderson’s Public Relations team for prior written approval at the following email address:, or to such other person or contact as indicated by MD Anderson in writing.

6. CONFIDENTIAL INFORMATION

6.1 In conjunction with the Study, the Parties may wish to disclose certain of their respective confidential and/or proprietary information (“Confidential Information”) to each other. Each Party will use Confidential Information of the other Party solely for the purpose of conducting the Study, and shall use reasonable efforts to prevent the disclosure of such other Party’s Confidential Information to third parties during the Term and for a period of [***] ([***]) years after expiration or termination of this Agreement, provided that the receiving Party’s obligation of confidentiality and nonuse hereunder shall not apply to information that: (a) is already in the receiving Party’s possession at the time of disclosure; (b) is or later becomes part of the public domain through no fault of the receiving Party; (c) is received from a third party having no obligations of confidentiality or nonuse to the disclosing Party; (d) independently developed by the receiving Party; (e) is required by law or regulation to be disclosed; (f) is published in accordance with Section 5 of this Agreement; (g) is necessary to disclose in order to file a patent application or enforce a patent related to this Agreement; or (h) is communicated to MD Anderson’s scientific and/or institutional review committees under confidentiality obligations equivalent to those herein.

6.2 In the event that information is required to be disclosed pursuant to Section 6.1(e), the Party required to make disclosure shall notify the other Party to allow the other Party to assert whatever exclusions or exemptions may be available to such Party under applicable law or regulation.

6.3 In the event that Sponsor shall come into contact with any “Protected Health Information” (as such term is defined under HIPAA) of MD Anderson or any information that could be used to identify any of MD Anderson’s patients or research subjects, Sponsor shall maintain any such Protected Health Information or other information confidential in accordance with laws and regulations as applicable to MD Anderson, including without limitation HIPAA, and shall not use or disclose any such Protected Health Information or other information in any manner that would constitute a violation of any applicable law or regulation if such use or disclosure was made by MD Anderson. MD Anderson represents and warrants that it shall comply with all applicable data privacy and protection laws and regulations in the collection, use, and handling of personal data under this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

7. INTELLECTUAL PROPERTY

7.1 Sponsor and MD Anderson understand and agree that the performance of the Study may require use of information and/or materials developed: (a) before the Effective Date; or (b) independent of this Agreement, and that may be protected by patents or other proprietary rights owned by or licensed to either Party (“Background Intellectual Property”). Nothing in this Agreement will be deemed or construed to convey or transfer to either Party any rights or license with respect to the Background Intellectual Property of the other Party except insofar as contemplated by this Agreement.

7.2 “Invention” shall mean any invention or discovery, whether or not patentable, conceived during the conduct of the Study and arising from the performance of the Study including the legal rights relating to inventions, patent applications, patents, trade secrets, algorithms, mathematical formulae, and any other legally protectable information. Inventorship will be determined in accordance with United States patent law, and ownership of Inventions shall follow inventorship. “Joint Intellectual Property” means any Invention invented by at least one employee or agent of MD Anderson in combination with at least one employee or agent of Sponsor. “MD Anderson Intellectual Property” means any Invention invented solely by employees or agents of MD Anderson. MD Anderson will have sole ownership of such MD Anderson Intellectual Property. MD Anderson Intellectual Property further includes any rights MD Anderson may have in Joint Intellectual Property. “Sponsor Intellectual Property” means any Invention invented solely by employees or agents of Sponsor. Sponsor will have sole ownership of such Sponsor Intellectual Property. Sponsor Intellectual Property further includes any rights Sponsor may have in Joint Intellectual Property. Each Party shall promptly after conception of any Invention, notify the other Party of such Invention, providing with such notification sufficient information or such other Party to evaluate the Invention (“Invention Notice”). The Parties agree to cooperate in good faith regarding decisions regarding filing of patent applications related to any such Invention. Such Invention Notices will be considered Confidential Information of both Parties.

7.3 Notwithstanding anything to the contrary herein, all Data and Inventions invented by MD Anderson prior to execution of the License Agreement shall be owned solely by MD Anderson. Following execution of the License Agreement and receipt by MD Anderson of payment of the Payment Amount set forth for Payment Event No. 2 according to Section 3.1 above, ownership of all arising Data and Inventions will be determined according to Sections 4.1 and 7.2 herein, respectively.

7.4 Sponsor shall have a period of [***] ([***]) days after receiving MD Anderson’s receipt of such Invention Notice, to evaluate the Invention (“Evaluation Period”). Subject to Section 7.5, if Sponsor notifies MD Anderson in writing during Evaluation Period of its desire to license such MD Anderson Intellectual Property or MD Anderson’s interest in any Joint Intellectual Property, such Invention shall be a Sponsored Research Invention (as that term is defined in the License Agreement) under the License Agreement.

7.5 [***].

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8. INDEMNIFICATION

8.1 Sponsor agrees to indemnify, hold harmless, and subject to the statutory duties of the Texas State Attorney General defend MD Anderson, System, their Regents, officers, agents and employees (“MD Anderson Indemnitees”) from any liability, loss or damage they may suffer as a result of claims, demands, costs or judgments against them arising out of Sponsor’s rights and obligations under this Agreement, including but not limited to Sponsor’s use of Data; provided, however, that Sponsor shall not be obligated to hold harmless any MD Anderson Indemnitee from claims arising out of the negligence or willful malfeasance of any MD Anderson Indemnitee.

8.2 To the extent authorized by the constitution and laws of the State of Texas, MD Anderson agrees to indemnify and hold harmless Sponsor, its officers, agents and employees (“Sponsor Indemnitees”) from any liability, loss or damage they may suffer as a result of claims, demands, costs or judgments against them arising out of MD Anderson’s negligence in conducting the Study, provided, however, that MD Anderson shall not be obligated to hold harmless any Sponsor Indemnitee from claims arising out of the negligence or willful malfeasance of any Sponsor Indemnitee.

8.3 Both Parties agree that upon receipt of a notice of claim or action arising out of the Study, the Party receiving such notice will notify the other Party promptly.

9. INDEPENDENT CONTRACTOR

For the purposes of this Agreement and the Study, the Parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other Party. Neither Party shall have authority to make any statements, representations or commitments of any kind, or to take any action that shall be binding on the other Party, except as may be expressly provided for herein or authorized in writing.

10. TERMINATION

10.1 This Agreement may be terminated: (a) immediately by the written agreement of both Parties; or (b) immediately by either Party if at any time Principal Investigator becomes unable to conduct the Study, and the Parties cannot agree upon a mutually acceptable successor to the Principal Investigator.

10.2 MD Anderson shall have the right to terminate this Agreement immediately if, within [***] after the effective date of the Option Agreement: (a) the License Agreement is not signed; or (b) the Payment Amount set forth for Payment Event No. 2 in Section 3.1 above is not received in full by MD Anderson. [***].

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

10.3 [***].

10.4 In the event that either Party shall be in default of its material obligations under this Agreement and shall fail to remedy such default within [***] ([***]) days after receipt of written notice thereof, this Agreement shall terminate upon expiration of the [***] ([***]) day period.

10.5 Termination or cancellation of this Agreement shall not affect the rights and obligations of the Parties accrued prior to termination. Upon termination: (a) Sponsor shall pay MD Anderson for all reasonable expenses incurred or committed to be expended as of the effective termination date, including salaries for appointees for the remainder of their appointment as applicable; and (b) each Party shall return to the other Party or destroy any Confidential Information of such other Party remaining in the Party’s possession, provided that such Party may retain one (1) copy of such Confidential Information for purposes of compliance with this Agreement and with applicable laws and regulations.

10.6 Any provisions of this Agreement that by their nature extend beyond expiration or termination of the Agreement shall survive such termination.

11. MISCELLANEOUS PROVISIONS

11.1 Except in connection with the sale of all or substantially all of Sponsor’s assets to a third party or in connection with any merger, acquisition, consolidation, or business combination, neither this Agreement nor any rights, interests, duties or obligations of Sponsor under this Agreement may be assigned (either directly or indirectly) by Sponsor without the prior written consent of MD Anderson, which will not be unreasonably withheld. A merger or other transaction in which the equity holders of Sponsor prior to such event hold less than a majority of the equity of the surviving or acquiring entity shall be considered an assignment of this Agreement.

11.2 This Agreement constitutes the entire and only agreement between the Parties relating to each Study, and all prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the Parties.

11.3 Principal Investigator and Sponsor may be parties to a consulting agreement or other outside agreement to which MD Anderson is not a party. Sponsor acknowledges and agrees that MD Anderson has no involvement with or responsibility for these consulting or outside agreements. MD Anderson acknowledges and represents that MD Anderson has not entered into other agreements that conflict with or result in inconsistent obligations with the terms of this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

11.4 Any notice required by this Agreement shall be given by prepaid, first class, certified mail, return receipt requested, addressed in the case of MD Anderson to:

The University of Texas

M. D. Anderson Cancer Center

With a copy to:

The University of Texas System

M. D. Anderson Cancer Center

or in the case of Sponsor to:

20/20 GeneSystems, Inc.

15810 Gaither Drive, Suite 235

Gaithersburg, MD 20877

ATTN: President & CEO

With a copy to:

20/20 GeneSystems, Inc.

15810 Gaither Drive, Suite 235

Gaithersburg, MD 20877

ATTN: Chief Scientific Officer

or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.

11.5 This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

11.6 MD Anderson is an agency of the State of Texas and under the Constitution and laws of the State of Texas possesses certain rights and privileges and only such authority as is granted to it under the Constitution and laws of the State of Texas. Notwithstanding any provision hereof, nothing herein is intended to be, nor will it be construed to be, a waiver of the sovereign immunity of the State of Texas or a prospective waiver or restriction of any of the rights, remedies, claims, and privileges of the State of Texas. Moreover, notwithstanding the generality or specificity of any provision hereof, the provisions of this agreement as they pertain to MD Anderson are enforceable only to the extent authorized by the Constitution and laws of the State of Texas.

11.7 Neither MD Anderson nor Sponsor will be required to perform any act or to refrain from any act or be bound to any act that would violate any state or federal law applicable to it. In this regard, this Agreement is subject to, and MD Anderson and Sponsor agree to comply with, all applicable local, state, federal, national and international laws, statutes, rules and regulations. Any provision of any law, statute, rule or regulation that invalidates any provision of this Agreement, that is inconsistent with any provision of this Agreement, or that would cause one or any of the Parties hereto to be in violation of law will be deemed to have superseded the terms of this Agreement. MD Anderson and Sponsor, however, will use all reasonable efforts to accommodate the terms and intent of this Agreement to the greatest extent possible consistent with the requirements of the law and negotiate in good faith toward amendment of this Agreement in such respect. If the Parties cannot reach agreement on an appropriate amendment, then this Agreement may be immediately terminated by either Party.

11.8 No Party shall be liable to any other for any delay or non-performance of its obligations under this Agreement arising from any Force Majeure Event. “Force Majeure Event” means any act or event, in whole or in part, whether foreseen or unforeseen, that is beyond the reasonable control of a Party, but excludes economic hardship or insufficiency of funds.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

20/20 GENESYSTEMS, INC.		THE UNIVERSITY OF TEXAS
M. D. ANDERSON CANCER CENTER

By	/s/ Jonathan Cohen	By	/s/ Amy M Moritz
Name:	Jonathan Cohen	Name:	Amy M Moritz
Title:	President & CEO	Title:	Associate Director, ORA

Date: 04/26/2024		Date: 04/25/2024

READ AND UNDERSTOOD BY:

/s/ Samir Hanash
		Name:	Samir Hanash
Principal Investigator